UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 7, 2005
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico (State or Other Jurisdiction of Incorporation)	0-17224 (Commission File Number)	66-031262 (IRS Employer Identification No.)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Doral Financial Corporation (the “Company”) entered into a two-year employment agreement, dated as of November 7, 2005, with Fernando Rivera-Munich, Executive Vice President and General Counsel of the Company, which became effective as of October 1, 2005 and expires on September 30, 2007. Under the terms of the agreement, Mr. Rivera-Munich is entitled to receive annually a base salary of $400,000 plus a discretionary year-end bonus, as determined by the Board of Directors of the Company. The year-end bonus for the year ending December 31, 2005 will be $100,000. In addition, upon the completion of the two-year period, Mr. Rivera-Munich will be entitled to receive a retention bonus equal to $50,000 for each year of service rendered under the agreement. During the term of the agreement, Mr. Rivera-Munich will also serve as President of Doral Insurance Agency, Inc., the Company’s insurance agency subsidiary.
     Under the terms of the agreement, upon a change in control of the Company, Mr. Rivera-Munich may elect to terminate the agreement and will be entitled to receive, as severance pay, a lump sum payment equal to his annual salary for the remaining term of the agreement, including an amount equal to the average performance bonuses for the preceding three years, which amount shall not be less than twelve months of salary. Pursuant to the terms of the agreement, a “change in control” of the Company is deemed to have occurred (i) if a third party becomes the owner of 25% or more of the total votes that may be casted for the election of the Company’s director’s or, if pursuant to the Company’s certificate of incorporation or by-laws, such a person can elect 25% or more of the Company’s directors; or (ii) upon the occurrence of certain other corporate events.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: November 14, 2005	By:	/s/ Lidio Soriano
	Name:	Lidio Soriano
	Title:	Senior Vice President and Chief Financial Officer